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           February 1, 2021

       Giovanni Caforio, M.D.
       Chairman of the Board and Chief Executive Officer
       Bristol-Myers Squibb Company
       430 E. 29th Street, 14FL
       New York, NY 10016

                                                        Re: Bristol-Myers
Squibb Company
                                                            Form 10-K
                                                            Filed February 24,
2020
                                                            File No. 001-01136

       Dear Dr. Caforio:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




           Sincerely,


           Division of Corporation Finance

           Office of Life Sciences
       cc:                                              Ms. Sandra Leung